Exhibit 99.1

Autobytel Amends Stockholder Rights Plan

Irvine, CA – April 24, 2009 – Autobytel Inc. (NASDAQ: ABTL), a leading automotive marketing services company, today announced that its Board of Directors has amended and restated its existing stockholder rights plan to adjust the plan to reflect changes both in market practices relating to stockholder rights plans and in the stock price for the Company’s common stock since the adoption of the stockholder rights plan. Among other changes, the amended plan decreases the exercise price of the preferred share purchase rights to $1.40 from $65.00. The reduced exercise price will allow all rightsholders, other than a hostile acquiror, to buy $2.80 worth of the Company’s common stock for $1.40 upon certain triggering events described in the stockholder rights plan. In addition, the exchange provision has been amended to give the Board of Directors the option after a person becomes an acquiring person under the stockholder rights plan to exchange at any time each right held by stockholders other than the acquiring person for one share of common stock. In effecting an exchange, the amended plan will also allow Autobytel to enter into a trust agreement in order to facilitate an orderly exchange of the rights for common stock.

For details on these amendments, including a copy of the amended and restated stockholder rights plan, please see Autobytel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 regarding this matter.

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL) is an Internet automotive marketing services company that helps dealers and manufacturers sell cars and related products and services. The company owns and operates several consumer-facing automotive websites, including Autobytel.com®, AutoSite.com®, Autoweb.com®, Car.comsm, CarSmart.com®CarTV.com® and MyRide.com®. By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel seeks to provide dealerships with opportunities to connect with a steady, diverse stream of motivated, serious shoppers, while providing manufacturers with precision-targeted brand and product advertising opportunities. In addition to its websites, the company generates leads and advertising opportunities for dealers and automakers through its marketing network, which includes the AutoReach ad network, co-brands, such as ESPN.com, and marketing affiliates such as AOL, Edmunds and Kelly Blue Book.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

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Contacts:

Media Relations

Autobytel Inc.

Crystal Hartwell, 949-437-4755

crystalh@autobytel.com

Investor Relations

Autobytel Inc.

Crystal Hartwell, 949-437-4755

crystalh@autobytel.com

or

PondelWilkinson Inc.

Roger Pondel/Laurie Berman, 310-279-5980

investor@pondel.com